Exhibit 23.1

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

        We hereby consent to the inclusion in the Registration Statement on Post Effective Amendment #6 to Form S-1 (Registration Number 333-125942) and the related Prospectus of Chembio Diagnostics, Inc. of our report dated March 18, 2009 with respect to the consolidated balance sheet of Chembio Diagnostics, Inc. and Subsidiaries as of December 31, 2008 and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2008.

We also consent to the reference to our firm under the heading "Experts" in such Registration Statement.

Parente Randolph, LLC

/s/ Parente Randolph, LLC

March 20, 2009